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EXHIBIT 99.1

            AMENDED RELEASE

                                                         Contact: Kathy Buchanan
                                                         (800) 284-3579
                                                         (703)  610-1306

          THE WMF GROUP ACQUIRES ASSETS OF NEW YORK URBAN SERVICING CO.

            VIENNA, VA (December 18, 1997) -- The WMF Group (Nasdaq: WMFG) announced a definitive agreement, subject to the customary conditions to closing, to purchase the assets of New York Urban Servicing Co., Inc. and its affiliated entity, NY Urban West, Inc. ("Urban"). Headquartered in New York City with an office in Hackensack, NJ, Urban is a privately-owned commercial mortgage banking firm founded in 1936.

            The purchase price is $4,875,000 in cash, financed through a draw on existing credit lines. Of this amount, $4.1 million will be paid at closing, with the balance paid in the form of earnouts upon the attainment of certain performance objectives over a 42-month period. The transaction is expected to close before year end.

            The acquisition is part of WMF's strategy to expand its presence in the commercial mortgage banking field. Other recent acquisitions include The Robert C. Wilson Company with offices in Houston and Phoenix, Dallas-based Askew Investment Company, and Detroit-based Proctor & Associates.

            Included in the transaction is Urban's servicing portfolio of $1.2 billion. An approved HUD mortgagee, Urban has correspondent relationships with John Hancock Mutual Life Company and Allstate Life Insurance Co. Urban's two principals, John G. Lama and Frank Harvey, along with 14 employees, will join The WMF Group. The company will now be called WMF NY Urban.

            "New York Urban continues our strategy of acquiring premier commercial mortgage banking companies, and expands our origination system and investor base in the largest metropolitan area in the country," said Howard Perkins, executive vice president of WMF. This transaction will increase WMF's portfolio to over $10 billion, up from $6.2 billion at the beginning of the year.

            John Lama said, "Being part of WMF's national network, with its extensive line of loan products, will enhance efforts to expand our business. And it is exciting to become a part of The WMF Group, particularly since it is the industry's only independent publicly-traded company."

            The WMF Group, headquartered in Vienna, Virginia, is a commercial mortgage financial services company that currently services a portfolio in excess of $9 billion and has 14 offices nationwide. Since 1993, The WMF Group has originated more than $4.5 billion in conventional and FHA-insured multifamily, commercial, senior housing, and health care loans nationwide.

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All shareholder and investor inquiries should be directed to Michael D. Ketcham,
Executive Vice President and Chief Financial Officer, at 703-610-1400.